SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 14, 2012

    SECURITY NATIONAL FINANCIAL CORPORATION
(Exact name of registrant as specified in this Charter)

Utah	000-09341	87-0345941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 South 360 West, Salt Lake City, Utah	84123
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (801) 264-1060

Does Not Apply
(Former name or former address, if changed since last report)

ITEM 5.02.   Appointment of Scott M. Quist as Chairman of the Board and Chief Executive Officer.

On September 14, 2012, the Board of Directors of Security National Financial Corporation (the “Company”) appointed Scott M. Quist to serve as Chairman of the Board and Chief Executive Officer of the Company.  Mr. Scott Quist replaces George R. Quist, who served as Chairman of the Board and Chief Executive Officer from 1979 until his death on September 6, 2012.

Mr. Scott Quist will also continue to serve as the Company’s President, a position he has held since 2002.  He has also served as a director of the Company since 1986. Mr. Quist additionally served as the Company’s First Vice President from 1986 to 2002.  From 1980 to 1982, Mr. Quist was a tax specialist with Peat, Marwick, Mitchell & Co. in Dallas, Texas.

From 1986 to 1991, Mr. Quist was Treasurer and a director of The National Association of Life Companies, a trade association of 642 life insurance companies, until its merger with the American Council of Life Companies.  Mr. Quist has also been a member of the Board of Governors of the Forum 500 Section (representing small insurance companies) of the America Council of Life Insurance.  In addition, he has served as a regional director of Key Bank of Utah since 1993. Mr. Quist is currently a director and a past president of The National Alliance of Life Companies, a trade association of over 200 life companies.

Mr. Quist holds a B.S. degree in Accounting from Brigham Young University and a law degree also from Brigham Young University.  Mr. Quist’s significant expertise and deep understanding of the technical, organizational and strategic business aspects of the insurance industry, his management expertise, his ten year tenure as President of the Company and twenty-six year tenure as a director, and his years of business and leadership experience led the Board of Directors to conclude that he should be appointed as Chairman of the Board and Chief Executive Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY NATIONAL FINANCIAL CORPORATION
(Registrant)

Date: September 19, 2012	By: /s/ Scott M. Quist
Scott M. Quist, Chairman, President and
Chief Executive Officer